Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
Fourth Quarter and Year Ended December 31, 2010
MECHANICSBURG, PENNSYLVANIA — March 3, 2011 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced results for its fourth quarter and year ended December 31, 2010.
For the fourth quarter ended December 31, 2010, net operating revenues increased 11.1% to $637.4 million compared to $573.5 million for the same quarter, prior year. Income from operations decreased 30.0% to $49.0 million compared to $69.9 million for the same quarter, prior year. Net income attributable to Select decreased to $20.9 million compared to $29.9 million for the same quarter, prior year. Net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense, other income (expense), equity in losses of unconsolidated subsidiaries and long-term incentive compensation (“Adjusted EBITDA”) for the fourth quarter decreased 23.6% to $67.2 million compared to $87.9 million for the same quarter, prior year. Our Adjusted EBITDA in the fourth quarter was adversely affected principally by (1) one time charges and integration issues of approximately $12.8 million related to the Regency Hospital Company, L.L.C. (“Regency”) transaction, (2) a decrease in the specialty hospital per patient day rates from the same period in the prior year of $57 per patient day, and (3) a decline of $5.6 million in the Adjusted EBITDA of the contract services business portion of Select’s outpatient operations from the same period in the prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the fourth quarter ended December 31, 2010 was $0.13 on a fully diluted basis compared to income per common share for the quarter ended December 31, 2009 of $0.19.
For the year ended December 31, 2010, net operating revenues increased 6.7% to $2,390.3 million compared to $2,239.9 million for the prior year. Income from operations increased 0.1% to $236.1 million compared to $235.8 million for the prior year. Net income attributable to Select increased 3.1% to $77.6 million compared to $75.3 million for the prior year. Adjusted EBITDA for the year ended December 31, 2010 decreased 7.0% to $307.1 million compared to $330.2 million for the prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
Income per common share for the year ended December 31, 2010 was $0.48 on a fully diluted basis. Income per common share for the year ended December 31, 2009 was $0.61 on a fully diluted basis, which included non-recurring charges related to Select’s IPO for long-term incentive compensation and stock compensation expense and gains related to the early retirement of debt. Excluding the early retirement of debt and the expenses related to the IPO, on an adjusted basis income available to common stockholders was $0.67 per diluted share for the year ended December 31, 2009. A reconciliation of net income per share to adjusted net income per share is attached to this release.

For the year ended December 31, 2010, Select’s weighted average diluted common shares outstanding were 159,442,000, compared to 86,045,000 for the prior year. This increase in common share count was primarily due to the completion of Select’s IPO on September 30, 2009.
Specialty Hospitals
The specialty hospital key statistics are presented on a schedule attached to this release. For the fourth quarter of 2010, net operating revenues for all of Select’s hospitals increased 16.5% to $467.6 million compared to $401.4 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospital segment decreased 10.5% to $70.0 million compared to $78.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 15.0% for the fourth quarter of 2010 compared to 19.5% for the same quarter, prior year. The principal reason for the decline in Adjusted EBITDA and Adjusted EBITDA margin was a reduction in both Medicare and non-Medicare payment rates. This decline was due to a reduction in the severity of the patients treated in the fourth quarter of 2010 compared to the same quarter, prior year and additional reimbursement that was realized during the fourth quarter of 2009 on outlier cases principally related to higher costs incurred at the free-standing hospitals developed and opened during 2007 and 2008. Additionally, on April 1, 2010 and October 1, 2010 reductions in the standard federal rate per case of 0.25% and 0.5%, respectively, mandated by the Patients Protection and Affordable Care Act or “PPACA” were implemented.
For the year ended December 31, 2010, net operating revenues for all of Select’s hospitals increased 9.3% to $1,702.2 million compared to $1,557.8 million for the prior year. The Adjusted EBITDA for specialty hospitals for the year ended December 31, 2010 was $284.6 million compared to $290.4 million for the prior year and Adjusted EBITDA margins were 16.7% and 18.6% respectively. The principal reasons for the decline in Adjusted EBITDA was a reduction in net revenue per patient day and an increase in operating expenses. The reduction in net revenue per patient day resulted from a decline in Medicare net revenue per patient day associated with the June 3, 2009 interim final rule in which CMS adopted a new table of MS-LTC-DRG relative weights that had the effect of reducing reimbursement for Medicare cases. Additionally, further reductions occurred in the standard federal rate per case as mandated by PPACA of 0.25% effective April 1, 2010 and 0.5% effective October 1, 2010. These reductions in Medicare payments were partially offset by the annual payment update that became effective October 1, 2009. During 2009 additional reimbursement was recognized related to outlier cases principally due to higher costs incurred at the free-standing hospitals developed and opened during 2007 and 2008 that had the effect of increasing the net revenue per patient day for 2009. The labor costs in these same store hospitals were 73 basis points higher and the other operating costs were 22 basis points higher than in the prior year. The labor costs were primarily higher due to increased patient care hours that resulted from a generally higher acuity patient population during 2010. Additionally, the labor costs included a $4.0 million charge due to an increase in the workers compensation program costs incurred during the quarter ended September 30, 2010.

Outpatient Rehabilitation
The outpatient rehabilitation key statistics are presented on a schedule attached to this release. For the fourth quarter of 2010, net operating revenues for the outpatient rehabilitation segment decreased 1.4% to $169.7 million compared to $172.1 million for the same quarter, prior year. Adjusted EBITDA for the segment for the fourth quarter decreased 21.5% to $17.0 million compared to $21.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment for the quarter was 10.0% compared to 12.5% in the same quarter, prior year. The decline in the Adjusted EBITDA and Adjusted EBITDA margin for the quarter was primarily due to the termination during 2010 of a significant therapy services contract resulting from a change in ownership and higher labor costs in the therapy services business that resulted from the adjustment of treatment models to adapt to RUGS IV/MDS 3.0 that became effective on October 1, 2010.
For the year ended December 31, 2010, net operating revenues were $688.0 million compared to $681.9 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment for the year ended December 31, 2010 decreased 6.0% to $83.8 million compared to $89.1 million for the prior year. The Adjusted EBITDA margin for the year ended December 31, 2010 was 12.2% compared to 13.1% in the prior year. The decline in the Adjusted EBITDA and Adjusted EBITDA margin for the year resulted primarily from the factors that caused the decline in Adjusted EBITDA in the fourth quarter, which are described above.
General and Administrative Costs
For the fourth quarter ended December 31, 2010, general and administrative costs were $20.3 million compared to $12.1 million for the same quarter, prior year. The 2010 period includes approximately $6.8 million of costs related to the transition of management functions and closing of the Regency corporate office. Additionally, there was approximately $0.9 million in severance expenses incurred at Select’s corporate office in the fourth quarter of 2010. The 2010 increase was partially offset by a reduction in incentive compensation for executive officers of $1.8 million. The remaining increase was primarily related to increased labor costs to support the additional Regency hospitals.
For the year ended December 31, 2010, general and administrative costs were $62.1 million compared to $72.4 million for the prior year. The decrease was related to a number of factors. The 2009 period includes non-recurring charges related to Select’s IPO of $18.3 million in long-term incentive compensation and $3.7 million in stock compensation expense related to the grant of restricted stock that vested in connection with the Select’s IPO. The 2010 period includes approximately $9.0 million of costs related to the transition of management functions and closing of the Regency corporate office and a $4.8 million charge due to an increase in Select’s self insurance heath program costs. These 2010 increases were offset by a reduction in incentive compensation for executive officers of $7.0 million for 2010 compared to 2009.
Purchase of Regency Hospital Company, L.L.C.
On September 1, 2010, Select completed the acquisition of all the issued and outstanding equity securities of Regency, an operator of long term acute care hospitals, for $210.0 million, including certain assumed liabilities. The amount paid at closing was reduced by $33.1 million for certain assumed liabilities, payments to employees, payments for the repurchase of non-controlling interests and an estimated working capital adjustment. The purchase price is subject to a final settlement of net working capital. Regency operated a network of 23 long term acute care hospitals, located in nine states.

Stock Repurchase Program
The board of directors has authorized a program to repurchase up to $100.0 million worth of shares of Select’s common stock. The program will remain in effect until January 31, 2012, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Select is funding this program with cash on hand or borrowings under its revolving credit facility. Select anticipates that it will have sufficient borrowing capacity to continue executing its growth strategy. Through December 31, 2010, Select has repurchased 6,905,700 shares at a cost of $44.1 million which includes transaction costs.
Indebtedness
Included in Select’s indebtedness is a senior secured credit facility which at December 31, 2010 consisted of $191.3 million in term loans that mature on February 24, 2012, a $300.0 million revolving loan facility that will terminate on August 22, 2013 and $290.6 million of term loans that mature on August 22, 2014. As of December 31, 2010 Select also had outstanding $611.5 million in aggregate principal amount of 7 5/8% senior subordinated notes due 2015. Select has begun discussions with its financial advisors regarding refinancing both its senior secured credit facility and 7 5/8% senior subordinated notes during the second quarter of 2011. These discussions are preliminary, and Select can provide no assurance that it will be able to successfully refinance either its current senior secured credit facility or the 7 5/8% senior subordinated notes, or that the refinancing, if it occurs, will not be delayed beyond the second quarter of 2011, or that the terms of any new indebtedness will be as favorable as the terms of Select’s existing indebtedness.
Business Outlook
Select reaffirms the guidance it provided in its January 20, 2011 press release. Select expects consolidated revenue for full year 2011 to be in the range of $2.65 billion to $2.75 billion. Select expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in income/(losses) of unconsolidated subsidiaries, or Adjusted EBITDA for full year 2011 to be in the range of $365 million to $385 million. Select expects income per common share for full year 2011 to be in the range of $0.67 to $0.72.
Conference Call
Select will host a conference call regarding its fourth quarter and year end results and its business outlook on Friday, March 4, 2011, at 9:00am EST. The domestic dial in number for the call is 1-866-314-9013. The international dial in number is 1-617-213-8053. The passcode for the call is 32872006. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com.
For those unable to participate in the conference call, a replay will be available until 11:59pm EST, March 11, 2011. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 76841502. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.

* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of December 31, 2010, Select operated 111 long term acute care hospitals and seven acute medical rehabilitation hospitals in 28 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 944 locations in 36 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•
the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities; and in the future we may not be able to obtain insurance at a reasonable price; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations
For the Three Months Ended December 31, 2009 and 2010
(In thousands, except per share amounts, unaudited)

	2009	2010	% Change

Net operating revenues	$573,543	$637,350	11.1%

Costs and expenses:
Cost of services	466,664	541,019	15.9%
General and administrative	12,131	20,302	67.4%
Bad debt expense	7,194	9,698	34.8%
Depreciation and amortization	17,635	17,373	(1.5)%

Income from operations	69,919	48,958	(30.0)%

Loss on early retirement of debt	(2,870)	—	N/M
Equity in losses of unconsolidated subsidiaries	—	(254)	N/M
Other income (expense)	(632)	168	N/M
Interest income	10	—	N/M
Interest expense	(30,688)	(25,339)	(17.4)%

Income before income taxes	35,739	23,533	(34.2)%

Income tax expense	4,440	1,639	(63.1)%

Net income	31,299	21,894	(30.0)%

Less: Net income attributable to non-controlling interests	1,388	947	(31.8)%

Net income attributable to Select Medical Holdings Corporation	$29,911	$20,947	(30.0)%

Income per common share:

Basic	$0.19	$0.13
Diluted	$0.19	$0.13

Weighted average shares outstanding:

Basic	158,457	157,660
Diluted	158,889	157,891

N/M = Not Meaningful

II. Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2009 and 2010
(In thousands, except per share amounts, unaudited)

	2009	2010	% Change

Net operating revenues	$2,239,871	$2,390,290	6.7%

Costs and expenses:
Cost of services	1,819,771	1,982,179	8.9%
General and Administrative	72,409	62,121	(14.2)%
Bad debt expense	40,872	41,147	0.7%
Depreciation and amortization	70,981	68,706	(3.2)%

Income from operations	235,838	236,137	0.1%

Gain on early retirement of debt	13,575	—	N/M
Equity in losses of unconsolidated subsidiaries	—	(440)	N/M
Other income (expense)	(632)	632	N/M
Interest income	92	—	N/M
Interest expense	(132,469)	(112,337)	(15.2)%

Income before income taxes	116,404	123,992	6.5%

Income tax expense	37,516	41,628	11.0%

Net income	78,888	82,364	4.4%

Less: Net income attributable to non-controlling interests	3,606	4,720	30.9%

Net income attributable to Select Medical Holdings Corporation	75,282	77,644	3.1%

Less: Preferred dividends	19,537	—	N/M

Net income available to common stockholders and participating securities	$55,745	$77,644	39.3%

Income per common share:
Basic	$0.61	$0.49
Diluted	$0.61	$0.48

Weighted average shares outstanding (1):
Basic	85,587	159,184
Diluted	86,045	159,442

N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

III. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2009	2010
ASSETS

Cash	$83,680	$4,365

Accounts receivable, net	307,079	353,432

Current deferred tax asset	34,448	30,654

Prepaid income taxes	11,179	12,699

Other current assets	24,240	28,176

Total Current Assets	460,626	429,326

Property and equipment, net	466,131	532,100

Goodwill	1,548,269	1,631,252

Other identifiable intangibles	65,297	80,119

Assets held for sale	11,342	11,342

Other assets	36,481	37,947

Total Assets	$2,588,146	$2,722,086

LIABILITIES AND EQUITY

Payables and accruals	$299,796	$350,179

Current portion of long-term debt	4,145	149,379

Total Current Liabilities	303,941	499,558

Long-term debt, net of current portion	1,401,426	1,281,390

Non-current deferred tax liability	52,681	59,074

Other non-current liabilities	60,543	66,650

Total equity	769,555	815,414

Total Liabilities and Equity	$2,588,146	$2,722,086

IV. Condensded Consolidated Statement of Cash Flows
For the Year Ended December 31, 2009 and 2010
(In thousands, unaudited)

	2009	2010

Operating Activities
Net Income	$78,888	$82,364
Adjustments to reconcile net income to net cash provided by operating activites:
Depreciation and amortization	70,981	68,706
Provision for bad debts	40,872	41,147
Gain on early retirement of debt	(13,575)	—
Loss (gain) from disposal of assets	(122)	484
Non-cash loss (income) from interest rate swaps	632	(632)
Non-cash stock compensation expense	5,147	2,236
Amortization of debt discount	1,681	1,893
Changes in operating assets and liabilites, net of effects from acquisition of businesses:
Accounts Receivable	(35,455)	(64,329)
Other current assets	(1,117)	1,595
Other assets	6,114	808
Accounts payable	963	(7,161)
Due to third-party payors	(3,804)	(1,902)
Accrued expenses and deferred income taxes	14,434	19,328

Net cash provided by operating activities	165,639	144,537

Investing activities
Purchases of property and equipment	(57,877)	(51,761)
Proceeds from sale of property	1,341	565
Acquisition of businesses, net of cash acquired	(21,381)	(165,802)

Net cash used in investing activities	(77,917)	(216,998)

Financing activites
Proceeds from initial public offering, net of fees	315,866	—
Payment of initial public offering costs	(1,737)	—
Borrowings on revolving credit facility	193,000	227,000
Payments on revolving credit facility	(343,000)	(202,000)
Payment on credit facility term loans	(173,433)	(1,223)
Repurchase of 7 5/8% senior subordinated notes	(30,114)	—
Repurchase of senior floating rate notes	(6,468)	—
Borrowings of other debt	7,189	6,347
Principal payments on seller and other debt	(7,275)	(7,436)
Repurchase of common stock	(80)	(44,144)
Proceeds from exercise of stock options	146	241
Proceeds from (repayment of) bank overdrafts	(21,130)	18,792
Equity contribution and loans from non-controlling interests	1,500	—
Distribution to non-controlling interests	(2,766)	(4,431)

Net cash used in financing activites	(68,302)	(6,854)

Net increase (decrease) in cash and cash equivalents	19,420	(79,315)

Cash and cash equivalents at beginning of period	64,260	83,680

Cash and cash equivalents at end of period	$83,680	$4,365

Supplemental Cash Flow Information
Cash paid for interest	$126,695	$105,939
Cash paid for taxes	$18,084	$37,809

V. Specialty Hospitals Key Statistics
(unaudited)

	For the Three Months Ended
	December 31,			For the Year Ended December 31,
			%			%
	2009	2010	Change	2009	2010	Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals	89	111	24.7%	89	111	24.7%
Rehabilitation hospitals	6	7	16.7%	6	7	16.7%

Total specialty hospitals	95	118	24.2%	95	118	24.2%

Net operating revenues (,000)	$401,399	$467,603	16.5%	$1,557,821	$1,702,165	9.3%

Number of patient days	258,013	311,433	20.7%	1,015,500	1,119,566	10.2%

Number of admissions	10,899	12,968	19.0%	42,674	45,990	7.8%

Net revenue per patient day (a)	$1,514	$1,457	(3.8)%	$1,495	$1,474	(1.4)%

Adjusted EBITDA (,000)	$78,248	$70,035	(10.5)%	$290,370	$284,558	(2.0)%

Adjusted EBITDA margin — all hospitals	19.5%	15.0%		18.6%	16.7%

Same Store Hospitals (b)
Number of hospitals — end of period	90	90		90	90

Net operating revenues (,000)	$396,907	$383,406	(3.4)%	$1,542,618	$1,559,602	1.1%

Number of patient days	255,175	254,036	(0.4)%	1,004,733	1,025,114	2.0%

Number of admissions	10,718	10,559	(1.5)%	42,076	41,762	(0.7)%

Net revenue per patient day (a)	$1,516	$1,470	(3.0)%	$1,497	$1,484	(0.9)%

Adjusted EBITDA (,000)	$80,371	$69,192	(13.9)%	$296,191	$287,036	(3.1)%

Adjusted EBITDA margin — same store	20.2%	18.0%		19.2%	18.4%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)	Same store hospitals represent those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

VI. Outpatient Rehabilitation Key Statistics
(unaudited)

	For the Three Months Ended
	December 31,			For the Year Ended December 31,
			%			%
	2009	2010	Change	2009	2010	Change

Outpatient Rehabilitation

Number of clinics- end of period	961	944	(1.8)%	961	944	(1.8)%

Net operating revenues (,000)	$172,132	$169,729	(1.4)%	$681,892	$688,017	0.9%

Number of visits	1,116,316	1,124,887	0.8%	4,502,049	4,567,153	1.4%

Revenue per visit (a)	$102	$102	0.0%	$102	$101	(1.0)%

Adjusted EBITDA (,000)	$21,596	$16,959	(21.5)%	$89,072	$83,772	(6.0)%

Adjusted EBITDA margin	12.5%	10.0%		13.1%	12.2%

(a)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
For the Three Months and Year Ended December 31, 2009 and 2010
(In thousands, unaudited)
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment of performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income (expense), equity in losses of unconsolidated subsidiaries, long-term incentive compensation and gain (loss) on early retirement of debt. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as a alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
Net income	$31,299	$21,894	$78,888	$82,364
Income tax expense	4,440	1,639	37,516	41,628
Other expense (income)	632	(168)	632	(632)
Interest expense, net of interest income	30,678	25,339	132,377	112,337
Equity in losses of unconsolidated subsidiaries	—	254	—	440
Loss (gain) on early retirement of debt	2,870	—	(13,575)	—
Long-term incentive compensation	—	—	18,261	—
Stock compensation expense:
Included in general and administrative	181	452	4,775	763
Included in cost of services	171	379	372	1,473
Depreciation and amortization	17,635	17,373	70,981	68,706

Adjusted EBITDA	$87,906	$67,162	$330,227	$307,079

Specialty hospitals	$78,248	$70,035	$290,370	$284,558
Outpatient rehabilitation	21,596	16,959	89,072	83,772
Other (1)	(11,938)	(19,832)	(49,215)	(61,251)

Adjusted EBITDA	$87,906	$67,162	$330,227	$307,079

(1)	Other primarily includes general and administration costs.

The following tables reconcile specialty hospital same store information

	Three Months Ended
	December 31,	December 31,
	2009	2010
Specialty hospitals net operating revenue	$401,399	$467,603
Less: Specialty hospitals in development, acquired, opened or closed after 1/1/09	4,492	84,197

Specialty hospitals same store net operating revenue	$396,907	$383,406

Specialty hospitals Adjusted EBITDA	$78,248	$70,035
Less: Specialty hospitals in development, acquired, opened or closed after 1/1/09	(2,123)	843

Specialty hospitals same store Adjusted EBITDA	$80,371	$69,192

All specialty hospitals Adjusted EBTIDA margin	19.5%	15.0%
Specialty hospitals same store Adjusted EBITDA margin	20.2%	18.0%

	Year Ended
	December 31,	December 31,
	2009	2010
Specialty hospitals net operating revenue	$1,557,821	$1,702,165
Less: Specialty hospitals in development, acquired, opened or closed after 1/1/09	15,203	142,563

Specialty hospitals same store net operating revenue	$1,542,618	$1,559,602

Specialty hospitals Adjusted EBITDA	$290,370	$284,558
Less: Specialty hospitals in development, acquired, opened or closed after 1/1/09	(5,821)	(2,478)

Specialty hospitals same store Adjusted EBITDA	$296,191	$287,036

All specialty hospitals Adjusted EBTIDA margin	18.6%	16.7%
Specialty hospitals same store Adjusted EBITDA margin	19.2%	18.4%

VIII. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
For the Three Months Ended December 31, 2009 and 2010
(In thousands, except per share amounts)
(unaudited)

		Per Share		Per Share
	2009	(a)	2010	(a)
Net Income	$31,299	$0.20	$21,894	$0.14
Net Income attributable to non-controlling interests	1,388	0.01	947	0.01

Net Income attributable to Select Medical Holdings Corporation	29,911	0.19	20,947	0.13

Loss on early retirement of debt	2,870	0.02	—	—
Estimated income tax benefit (b)	(955)	(0.01)	—	—

	31,826	0.20	20,947	0.13

Allocation to participating securities:
Less: Earnings allocated to unvested restricted stockholders	62	0.00	197	0.00

Adjusted net income available to common stockholders	$31,764	$0.20	$20,750	$0.13

Adjusted for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.20		$0.13

Weighted average common shares outstanding:
Basic		158,457		157,660
Diluted		158,889		157,891

(a)
Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares which is based on diluted shares outstanding

(b)	Represents the benefit on the adjustments to net income

IX. Reconciliation of Net Income Per Share to Adjusted
Net Income Per Share
For the Year Ended December 31, 2009 and 2010
(In thousands, except per share amounts, unaudited)

		Per		Per
		Share		Share
	2009	(a)	2010	(a)
Net Income	$78,888	$0.92	$82,364	$0.52
Net Income attributable to non-controlling interests	3,606	0.04	4,720	0.03

Net Income attributable to Select Medical Holdings Corporation	75,282	0.88	77,644	0.49
Less: Preferred dividends	19,537	0.23	—	—

Net income available to common stockholders and participating securities	55,745	0.65	77,644	0.49

Long-term incentive compensation related to initial public offering	18,261	0.21	—	—
Stock compensation related to initial public offering	3,689	0.04	—	—
Gain on early retirement of debt	(13,575)	(0.16)	—	—
Estimated income tax expense (b)	(2,786)	(0.03)	—	—

	61,334	0.71	77,644	0.49

Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	3,328	0.03	—	—
Less: Earnings allocated to unvested restricted stockholders	472	0.01	322	0.00

Adjusted net income available to common stockholders	$57,534	$0.67	$77,322	$0.49

Adjusted for dilution		0.00		(0.01)

Adjusted net income available to common stockholders — diluted shares		$0.67		$0.48

Weighted average common shares outstanding:
Basic		85,587		159,184
Diluted		86,045		159,442

(a)
Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares which is based on diluted shares outstanding

(b)	Represents the tax expense on the adjustments to net income